424(B)(3)
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AXA Equitable Life Insurance Company
SUPPLEMENT DATED JANUARY 21, 2005 TO THE MAY 1, 2004 PROSPECTUS FOR:
Retirement Investment Account(R)
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This Supplement modifies certain information in the above-referenced
Prospectus, Supplements to the Prospectus and Statement of Additional Information dated May 1, 2004 as previously supplemented (together the "Prospectus"). You should read this supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your prospectus.

AXA Equitable Life Insurance Company ("AXA Equitable") serves as the investment manager of the Portfolios of the EQ Advisors Trust (the "Trust"). As such, AXA Equitable oversees the activities of the investment advisers with respect to the Trusts and is responsible for retaining and discontinuing the services of those advisers.

On December 13, 2004, the adviser and Portfolio name changes described below became effective for Portfolios in the Trust. The investment objectives of these Portfolios remain the same. See "Portfolios of the Trusts" in your Prospectus for more information.

1. J.P. Morgan Investment Management Inc. has been appointed to serve as the Adviser to the EQ/Putnam Growth & Income Value Portfolio, replacing Putnam Investment Management, LLC. Also, all references to EQ/Putnam Growth & Income Value Portfolio in your Prospectus should be replaced with its new name, EQ/JP Morgan Value Opportunities Portfolio.

2. Capital Guardian Trust Company has been appointed to serve as the Adviser to the EQ/Putnam Voyager Portfolio, replacing Putnam Investment Management, LLC. Also, all references to EQ/Putnam Voyager Portfolio in your Prospectus should be replaced with its new name, EQ/Capital Guardian Growth Portfolio.

              Copyright 2005. AXA Equitable Life Insurance Company
                              All rights reserved.

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